News                                                   UNIT CORPORATION

7130 South Lewis Avenue, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:         David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
July 29, 2008

UNIT CORPORATION ANNOUNCES NEW BUSINESS PARTNERSHIP
 FOR MID-STREAM OPERATIONS

Tulsa, Oklahoma….Unit Corporation (NYSE - UNT) today announced that its mid-stream operations, through Superior Appalachian Pipeline LLC (Superior), has entered into a long-term business arrangement with Robert Eckle, President and founder of Appalachian Producer Services, located in McMurray, Pennsylvania.  The two companies have agreed to jointly develop mid-stream pipeline projects which will be owned and operated by Superior in the Appalachian Basin.  Unit had previously announced that it opened a business development office for Superior in Pittsburgh, Pennsylvania, and it is currently staffing that office with professionals from the region.  Superior will offer its expertise in natural gas gathering and processing and Mr. Eckle and his company will continue to provide marketing and natural gas management to the producer community within the basin.
Larry Pinkston, Unit’s President and Chief Executive Officer, said: “Both parties recognize the critical need of pipeline infrastructure within the basin to accommodate existing natural gas currently constrained and future natural gas supplies that will be produced from the Marcellus shale and other formations.  We’re interested in constructing new gathering systems to both relieve existing bottlenecks and gather natural gas from these potential sources.”

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit our website at http://www.unitcorp.com.

        This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including anticipated oil and natural gas prices, as well as other development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.